News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. ELECTS DWAYNE WILSON
TO ITS BOARD OF DIRECTORS

Yardley, PA - December 10, 2020. Crown Holdings, Inc. (NYSE: CCK) announced today that Dwayne Wilson has been elected to the Company’s Board of Directors. The Board now has 13 members.
Mr. Wilson most recently served as Senior Vice President of Fluor Corporation, a leading $18 billion construction and engineering company, where he spent 36 years in executive and leadership roles of increasing responsibility. During his tenure at Fluor, Mr. Wilson served as president of a number of business units, including Savannah River Nuclear Solutions, Industrial and Infrastructure, and Metals and Mining. Earlier in his career, he held a number of manufacturing, commercial and project management roles.

Mr. Wilson has a Bachelor of Science degree in Civil Engineering from Loyola Marymount University. He serves as a director of Sterling Construction Company, Inc., a civil and residential construction firm, and Ingredion Incorporated, a global ingredients solutions company. Mr. Wilson formerly served as a director of AK Steel Holding Corporation.

John W. Conway, Chairman of the Board, commented, “We are very pleased to welcome Dwayne to the Board. Through his executive and board roles, he has gained a broad range of experience and exposure to a number of diverse end markets. The company will benefit from his knowledge and perspective, particularly in the areas of technology, operational excellence and supply chain management.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720